KEY EMPLOYEE RETENTION AGREEMENT

Exhibit 10.1

1. Introduction. This Key Employee Retention Agreement (this “Agreement”) was approved by the Compensation Committee of the Board of Directors of Emulex Corporation, a Delaware corporation (“ELX”), on August 20, 2012 and is entered into by the Company (as defined below) and James M. McCluney (the “Executive”), to be effective on January 1, 2013 (the “Effective Date”). Because the Company wishes to assure both present and future continuity of management in the event of any Change in Control (as defined below), as well as the objectivity of management in the event of a proposed Change in Control, the Executive and the Company are hereby entering into this Agreement, which, effective as of the Effective Date, amends, restates and supersedes any and all prior Key Employee Retention Agreements between the Executive and the Company, and any other severance agreement, policy or practice previously maintained by the Company that is applicable to the Executive, except as explicitly set forth in Section 10(a). For the avoidance of doubt, the Executive is not eligible to participate in the Emulex Corporation Change in Control Retention Plan, as it may be amended and restated from time to time.

2. Eligibility for Benefits.

(a) General Rules. Subject to the requirements set forth in this Section, the Company will grant severance benefits under this Agreement to the Executive.

(i) Eligible Termination. The Executive will receive the benefits set forth in this Agreement in the event the Executive is either (i) involuntarily terminated by the Company for a reason other than Cause or (ii) resigns for Good Reason (each, a “Termination Event”), in either case during the Change in Control Period and in either case provided that such Termination Event constitutes a “separation from service” within the meaning of Section 409A of the Code (“Separation From Service”).

(ii) In order to be eligible to receive cash benefits under this Agreement, the Executive must (A) execute a general waiver and release of all employment-related claims against the Company substantially in the form attached to this Agreement (the “Release”), and deliver the effective Release (with all periods for revocation therein having expired) to the Company within fifty-nine (59) days after the Termination Date and (B) comply throughout the Change in Control Period and at all applicable times thereafter with the covenants set forth in Section 7 of this Agreement.

(b) Ineligible Terminations. For avoidance of doubt, the Executive will not receive benefits under this Agreement in any of the following circumstances:

(i) The Executive is involuntarily terminated for Cause.

(ii) The Executive voluntarily terminates employment with the Company for a reason other than Good Reason or for no reason. Voluntary terminations include death, Disability, resignation, retirement, or failure to return from a leave of absence on the scheduled date.

3. Definitions.

Capitalized terms used in this Agreement, unless defined elsewhere in this Agreement, shall have the following meanings:

(a) “Beneficial Owner” or “Beneficially Owned” has the definition given in Rule 13d-3 promulgated under the Exchange Act.

(b) “Board” means the Board of Directors of ELX.

(c) “Cause” means (i) the Executive’s continued failure to substantially perform the material duties of his or her office (other than as a result of total or partial incapacity due to physical or mental illness), (ii) embezzlement or theft by the Executive of the Company’s property that is materially injurious to the financial condition of the Company, (iii) the commission of any act or acts on the Executive’s part resulting in the conviction of the Executive of a felony under the laws of the United States or any state, (iv) the Executive’s willful malfeasance or willful misconduct in connection with the Executive’s duties to the Company or any other act or omission which is materially injurious to the financial condition or business reputation of ELX or any of its subsidiaries or Affiliates, or (v) a material breach by the Executive of any of the material provisions of (A) this Agreement, (B) any non-compete, non-solicitation or confidentiality provisions to which the Executive is subject or (C) any policy of the Company to which the Executive is subject, including policies regarding proprietary information. However, no termination shall be deemed for Cause under clause (i), (iv) or (v) unless the Executive is first given written notice by the Company of the specific acts or omissions which the Company deems constitute grounds for a termination for Cause, is provided with at least thirty (30) days after such notice to cure the specified deficiency (to the extent curable), and fails to substantially cure such deficiency within such time frame in the reasonable determination of the Board.

(d) “Change in Control” means the occurrence of any of the following events:

(i) The sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related persons (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, a “Person”) that will continue the business of the Company in the future; or

(ii) A merger, consolidation

or similar transaction involving the Company and at least one other entity in which the voting securities of the Company Beneficially Owned by the shareholders of the Company immediately prior to such merger, consolidation or similar transaction do not represent, after conversion if applicable, more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such merger, consolidation or similar transaction; provided that any Person who (A) was a Beneficial Owner of the voting securities of the Company immediately prior to such merger, consolidation or similar transaction, and (B) is a Beneficial Owner of more than 20% of the securities of the Company or the surviving controlling entity immediately after such merger, consolidation or similar transaction, shall be excluded from the list of “shareholders of the Company immediately prior to such merger, consolidation or similar transaction” for purposes of the preceding calculation; or

(iii) Any Person is or becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the voting stock of the Company (including by way of merger, consolidation or otherwise); or

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(iv) During any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of ELX was approved by a vote of a majority of the directors of ELX then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or

(v) A dissolution or liquidation of the Company,

provided that, as to each of events (i) to (v), and for avoidance of doubt, no Change in Control will be deemed to have occurred as a result of any transaction that takes place solely between or among ELX and its Affiliates, including (a) a transfer of assets between or among ELX and its Affiliates or a transfer of assets between or among the Affiliates themselves, (b) a merger of ELX and any one or more Affiliates or a merger of one or more Affiliates with each other, (c) the dissolution or liquidation of one of the Affiliates of ELX without the dissolution or liquidation of all of the Affiliates of ELX, or (d) the transfer of ownership of one of the Affiliates of ELX to another Affiliate of ELX.

(e) “Change in Control Period” means either (i) a period when ELX is party to an agreement, the consummation of the transactions contemplated by which would result in the occurrence of a Change in Control or (ii) within twenty-four (24) months following a Change in Control.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Company” means Emulex Corporation (a Delaware corporation), its Affiliates, and any successor as provided in Section 10(b) hereof. “Affiliates” shall have the meaning set forth in the Delaware General Corporations Law, Section 203(c).

(h) “Disability” means the physical or mental incapacitation such that for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) month consecutive period, the Executive is unable to substantially perform his or her duties. Any question as to the existence of the Executive’s physical or mental incapacitation as to which the Executive or the Executive’s representative and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of a “Disability” made in writing to the Company and the Executive shall be final and conclusive for all purposes of the benefits under this Agreement.

(i) “Emulex Option” means each option to purchase shares of the Company that is granted to the Executive prior to a Change in Control and each option to purchase shares of the stock of the Company’s successor (by purchase of assets, merger, consolidation, reorganization or otherwise) that is granted to the Executive by such successor in connection with or after a Change in Control, whether in exchange or substitution for an option granted to the Executive by the Company prior to the Change in Control or otherwise.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k) “Good Reason” means the Executive’s resignation of his or her employment with the Company as a result of the occurrence of one or more of the actions listed below, which such action or actions remain uncured for at least thirty (30) days following written notice from the Executive to the Company describing the occurrence of such action or actions and asserting that such action or actions constitute grounds for a Good Reason resignation which notice must be provided by the Executive no later than ninety (90) days after the initial existence of such condition, provided that such resignation occurs no later than sixty (60) days after the expiration of the cure period. The listed actions are the following, if they occur without the Executive’s express written consent: (i) any material diminution in the level of the Executive’s authority, responsibilities or duties; (ii) a reduction of ten percent (10%) or more in the level of the base salary, target bonus, or employee benefits to be provided to the Executive; (iii) the relocation of the Executive to a principal place of employment that increases the Executive’s one-way commute by more than thirty-five (35) miles from the Executive’s current principal place of employment; or (iv) the failure of any successor to the business of the Company or to substantially all of the assets and/or business of the Company to assume the Company’s obligations under this Agreement as required by Section 10(b).

(l) “IRS” means the Internal Revenue Service.

(m) “Pay” means the Executive’s monthly base pay at the rate in effect on the Termination Date (or if greater, the last regularly scheduled payroll period immediately preceding a Change in Control) and inclusive of the Executive’s target bonus level (expressed as a percentage of base pay) with respect to the fiscal year prior to the Termination Date. One-time bonuses paid by the Company that are not paid under a bonus plan adopted by the Company shall be excluded from Pay for purposes of this Agreement. Examples of such one-time bonuses are sign-on bonuses or special recognition bonuses.

(n) “Severance Period” means twenty four (24) months.

(o) “Stock Award” means shares of restricted stock, and restricted stock units, stock appreciation rights, and other equity-based awards which are awarded to the Executive prior to a Change in Control; and each share of restricted stock, each restricted stock unit, each stock appreciation right, and each other equity-based award of the Company’s successor (by purchase of assets, merger, consolidation, reorganization or otherwise) which is awarded to the Executive by such successor in connection with or after a Change in Control, whether in exchange or substitution for restricted stock, restricted stock units, stock appreciation rights, or other equity-based award granted to the Executive by the Company prior to the Change in Control or otherwise; which shares or units are subject to a substantial risk of forfeiture and restrictions on transferability during a specified vesting period.

(p) “Termination Date” means the last date on which the Executive is in active employment status with the Company.

4. Amount of Benefit. Upon a Termination Event during the Change in Control Period, the Executive will receive a cash severance payment equal to Pay multiplied by the Severance Period, payable as provided in Section 6 of this Agreement, as well as the other severance benefits described in Section 8 of the Agreement.

5. Emulex Options and Stock Awards.

(a) Vesting Acceleration. Upon a Termination Event during the Change in Control Period, the vesting of the Executive’s right to exercise each Emulex Option, and vest in the Stock Awards held by the Executive as of the Termination Date will be fully accelerated as of the Termination Date so that the Executive will have the right

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to exercise such Emulex Option in full at any time during its remaining term and all grants of Stock Awards received by the Executive shall thereafter be fully vested and non-forfeitable (and with any performance-based Stock Awards vesting at a minimum of the target achievement level).

(b) Exercise Extension. In addition to the acceleration described above in Section 5(a), following a Termination Event during the Change in Control Period, the Executive will be permitted to exercise any Emulex Option for a period of twelve (12) months following the Termination Date, but in no event later than ten (10) years following the date of grant.

6. Time of Payment and form of benefit, no mitigation.

(a) Subject to Section 13, the cash severance payment under this Agreement shall be paid in a lump sum on the sixtieth (60th) day following the Termination Date.

(b) The Executive will not be obligated to seek employment or otherwise mitigate the severance payment or other benefits provided hereunder. Severance payments will not be reduced by other compensation earned by the Executive from another employer following termination.

7. Executive Covenants.

(a) Scope of Covenants. The cash severance payment, the option acceleration, and the other severance benefits provided for under this Agreement are subject to the covenants made by the Executive (the “Covenants”) in the Employee Creation and Nondisclosure Agreement previously signed by the Executive.

(b) Compliance Determinations. It is expressly understood and agreed that, although the Executive and the Company consider the restrictions contained in the Covenants to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in the Covenants is an unenforceable restriction against the Executive, for which injunctive relief is unavailable, the provisions of the Covenants shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Furthermore, such a determination shall not limit the Company’s ability to cease providing payments or benefits during the remainder of any Severance Period, if applicable, unless a court of competent jurisdiction has expressly declared that action to be unlawful. Alternatively, if any court of competent jurisdiction finds that any restriction contained in the Covenants is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained in the Covenants or other provisions of this Agreement.

(c) No Right to Severance Payment; Benefit Termination. The Executive’s right to the cash severance payment, the option acceleration, and the other severance benefits under this Agreement will terminate immediately if the Executive, at any time, violates any Covenants.

8. Continuation of Employment Benefits.

Following a Termination Event during the Change in Control Period, the Executive shall receive the severance benefits described in this Section.

(a) Health Benefit Payment. Subject to Section 13, on the sixtieth (60th) day following the Termination Date, a lump sum cash amount equal to the Severance Period multiplied by the full monthly cost of maintaining health, dental and vision benefits for the Executive (and the Executive’s spouse and eligible dependents) as of the Termination Date under a group health plan of the Company for purposes of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Notwithstanding the foregoing, no provision of this Agreement will affect the continuation coverage rules under COBRA or any other applicable law.

(b) Other Employee Benefits. All non-health benefits (such as life insurance and disability coverage) terminate as of the Executive’s Termination Date (except to the extent that any conversion privilege is available thereunder).

(c) Outplacement Services. A payment of up to USD $15,000 for reimbursement of the cost of outplacement services utilized by the Executive within twelve (12) months after the Termination Date, such reimbursement to be paid not later than the end of the calendar year following the year in which the expense is incurred. In no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

9. Excise Taxes.

(a) After Tax Amount. In the event that any benefits payable to the Executive pursuant to this Agreement or any other plan, program, agreement or arrangement (“Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 9 would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then the Executive’s payments hereunder shall be either (a) provided to the Executive in full, or (b) provided to the Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. In the case of a reduction in payments, the payments shall be reduced in the following order: (A) the payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) shall be reduced (if necessary, to zero), with amounts that are payable last reduced first; (B) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) shall next be reduced; (C) the payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, shall next be reduced; (D) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) shall next be reduced; and (E) all other non-cash benefits not otherwise described in clauses (B) or (D) shall be next reduced pro-rata. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 9 shall be made in writing in good faith by a recognized accounting firm selected by the Company (the “Accountants”). For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and

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approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9.

(b) IRS Determinations. If, notwithstanding any reduction described in Section 9(a), the IRS determines that the Executive is liable for the Excise Tax as a result of the receipt of any Payments, then the Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that the Executive challenges the final IRS determination, a final judicial determination, a portion of the Payments equal to the Repayment Amount. The “Repayment Amount” shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Executive’s net after-tax proceeds with respect to the Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such benefits) shall be maximized. The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in the Executive’s net after-tax proceeds with respect to the Payments being maximized. If the Excise Tax is not eliminated pursuant to this Section 9(b), the Executive shall pay the Excise Tax.

(c) Company Payment. Notwithstanding any other provision of this Section 9, if (i) there is a reduction in the payments to an Executive as described in this Section 9, (ii) the IRS later determines that the Executive is liable for the Excise Tax, the payment of which would result in the maximization of the Executive’s net after-tax proceeds (calculated as if the Executive’s benefits had not previously been reduced), and (iii) the Executive pays the Excise Tax, then the Company shall pay to the Executive those payments which were reduced pursuant to this Section 9 as soon as administratively possible after the Executive pays the Excise Tax so that the Executive’s net after-tax proceeds with respect to the Payments are maximized.

10. Severability; Entire Agreement; Amendments; binding nature of Agreement.

(a) Severability; Entire Agreement; Amendments. This Agreement sets forth the entire understanding between the Executive and the Company as to the subject matter hereof. The terms of any prior plans, policies or agreements relating to the subject matter hereof are hereby superseded and replaced by this Agreement, provided that this Agreement shall not supersede any severance provisions set forth in any applicable contract of employment between the Executive and the Company, except that in order to avoid a duplication of benefits, the Executive shall not be entitled to any severance payments or benefits under such contract of employment if the Executive is entitled to severance payments and benefits under this Agreement. There are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this Agreement may be amended, waived, released, discharged or modified in any respect, except in writing, signed by the both parties. No waiver of any breach or default shall constitute a waiver of any other breach or default whether of the same or any other covenant or condition. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b) Binding Effect On Successor To Company. This Agreement shall be binding upon any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, or upon any successor to the Company as the result of a Change in Control, and any such successor or assignee shall be required to perform the Company’s obligations under the Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment or Change in Control had taken place. In such event, the term “Company,” as used in the Agreement, shall mean the Company as defined in this Agreement and any successor or assignee as described above which by reason hereof becomes bound by the terms and provisions of this Agreement.

11. No Implied Employment Contract. This Agreement shall not be deemed (a) to give the Executive any right to be retained in the employ of the Company or (b) to interfere with the right of the Company to discharge the Executive at any time and for any reason, subject to the provisions of any contract of employment between the Executive and the Company, which right is hereby reserved.

12. Legal Construction. This Agreement is intended to be governed by and shall be construed in accordance with the laws of the State of California, without giving effect to its principles of conflict of laws.

13. Effect of Section 409A of the Code. If the Executive is deemed on the Termination Date to be a “specified employee” (as such term is defined under Section 409A of the Code and the regulations and other Treasury Department guidance promulgated thereunder, and as determined pursuant to any policies adopted by the Company consistent with Section 409A of the Code), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A of the Code payable on account of a Separation From Service, to the extent required to avoid any taxes imposed under Section 409A(a)(1) of the Code, such payment or benefit shall be made or provided at the date which is no more than fifteen (15) days following the earlier of (i) the expiration of the six (6) month period measured from the date of such Separation From Service of the Executive, and (ii) the date of the Executive’s death. Each payment under this Agreement is intended to be a “separate payment” and not one of a series of payments for purposes of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with this Agreement is guaranteed.

14. Notice. Notices and all other communications provided for in this Agreement (including any notice of termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of ELX. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

15. Construction. Unless the context otherwise requires, (a) the term “including,” “include,” “includes,” and other similar constructions mean such terms without limitation and (b) unless otherwise specified, to the extent the term “day” or “days” is used, it will mean calendar days. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by

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reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

16. Counterparts. This Agreement may be executed in one or more counterparts.

17. Execution. IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, effective as of the Effective Date.

EMULEX CORPORATION:

By:		Date:
Name:	Michael Rockenbach
Title:	Chief Financial Officer

AGREED:

By:		Date:
Name:	James M. McCluney

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GENERAL WAIVER AND RELEASE FORM

1. In return for payment of severance benefits pursuant to the Key Employee Retention Agreement (the “Agreement”), I hereby generally and completely release the Company (as defined in the Agreement) and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, and assigns (collectively the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this general release (this “Release”). This Release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including without limitation wages, salary, bonuses, commissions, vacation pay, expense reimbursements (to the extent permitted by applicable law), severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, without limitation, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; (5) all federal, state, and local statutory claims, including without limitation claims for discrimination, harassment, retaliation, attorneys’ fees and costs, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the Older Worker Benefit Protection Act (“OWBPA”), the federal Worker Adjustment and Retraining Notification Act (as amended) and similar laws in other jurisdictions, the Employee Retirement Income Security Act of 1974 (as amended), the Family and Medical Leave Act of 1993, and California Fair Employment and Housing Act (as amended), the California Family Rights Act (as amended), California Labor Code section 1400 et. seq. and any similar laws in other jurisdictions; and (6) any and all claims for violation of the federal, or any state, constitution; provided, however, that this Release does not waive, release or otherwise discharge any claim or cause of action arising after the date I sign this Release, nor does this Release extend to any obligation incurred under the Agreement or any right to enforce my rights under the Agreement.

2. This Release includes a release of claims of discrimination or retaliation on the basis of workers’ compensation status, but does not include workers’ compensation claims. Excluded from this Release are any claims which by law cannot be waived in a private agreement between employer and employee, including, but not limited to, claims under California Labor Code section 2802 and the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity

Commission (“EEOC”) or any state or local fair employment practices agency. I waive, however, any right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on my behalf.

3. I acknowledge and represent that I have not suffered any age or other discrimination, harassment, retaliation, or wrongful treatment by any of the Released Parties. I also acknowledge and represent that I have not been denied any rights including, but not limited to, rights to a leave or reinstatement from a leave under the Family and Medical Leave Act of 1993, the California Family Rights Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, or any similar law of any jurisdiction.

4. I agree that I am voluntarily executing this Release. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA and that the consideration given for this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release specified in this paragraph does not apply to any rights or claims that may arise after the date I sign this Release; (b) I have been advised to consult with an attorney prior to signing this Release; (c) I have at least twenty-one (21) days to consider this Release (although I may choose to sign it any time on or after my Termination Date (as defined in the Agreement)); (d) I have seven (7) calendar days after I sign this Release to revoke it (“Revocation Period”); and (e) this Release will not be effective until I have signed it and returned it to the Company’s Human Resources Department and the Revocation Period has expired. I further acknowledge that, upon executing this Release, I have used all or as much of the twenty-one (21) day period as I deem necessary to fully consider this Release, and, if I have used less than the full twenty-one (21) day period, I waive the portion not used. In addition, if my termination of employment has occurred in connection with a layoff or exit incentive program, I acknowledge that (x) I have received a disclosure from the Company that includes a description of the class, unit or group of individuals covered by such layoff or exit incentive program, the eligibility factors for such program, and any time limits applicable to such program and a list of job titles and ages of all employees selected for this group termination and ages of those individuals in the same job classification or organizational unit who were not selected for termination (“Disclosures”); and (y) I have at least forty-five (45) days after I have received the Disclosures to consider this Release (although I may choose to sign it any time on or after my Termination Date) in lieu of the twenty-one (21) day period described above.

5. I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this Release, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims that I may have against the Company.

Employee Signature (to be signed only after the Termination Date):
Employee Name:
Date Signed:

Key Employee Retention Agreement - Exhibit